Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-152620; and Forms S-8, No. 333-04289, No. 333-27157, No. 333-77457, No. 333-77431, No. 333-112877, No. 333-112878, No. 333-112880, No. 333-136087, and No. 333-159073), as amended, of Brunswick Corporation and in the related Prospectuses of our reports dated February 23, 2012 with respect to the consolidated financial statements and schedule of Brunswick Corporation and the effectiveness of internal control over financial reporting of Brunswick Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ERNST & YOUNG
Chicago, Illinois
February 23, 2012